As filed with the Securities and Exchange Commission on March 25, 2026

Securities Act File No. 333-286866

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

PGIM Private Credit Fund
(Exact name of registrant as specified in charter)

655 Broad Street, Newark, NJ 07102-4410

(Address of Principal Executive Office)

(Registrant’s Telephone Number, including Area Code): (973) 802-5032

Claudia DiGiacomo, Esq.

PGIM Investments LLC

655 Broad Street, Newark, NJ 07102-4410

(Name and Address of Agent for Service)

COPIES TO:
Benjamin C. Wells, Esq.	Jacqueline Edwards, Esq.	Ryan P. Brizek, Esq.
Simpson Thacher & Bartlett LLP	Simpson Thacher & Bartlett LLP	Simpson Thacher & Bartlett LLP
425 Lexington Avenue	425 Lexington Avenue	900 G Street, N.W.
New York, New York 10017	New York, New York 10017	Washington, DC 20001

Approximate Date of Commencement of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the

Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

when declared effective pursuant to Section 8(c) of the Securities Act.

If appropriate, check the following box:

This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act

registration statement number of the earlier effective registration statement for the same offering is:	.

This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement

number of the earlier effective registration statement for the same offering is:	.

This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-286866

Check each box that appropriately characterizes the Registrant:

Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).  Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the

Investment Company Act).

Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (No. 333-286866) of PGIM Private Credit Fund (as amended, the “Registration Statement”) is filed pursuant to Rule 462(d) solely to add an exhibit not previously filed with respect to such Registration Statement.

No new interests in the Registrant are being registered by this filing. The registration fee was paid in connection with Registrant’s previous filings.

PART C

Other Information

Item 25. Financial Statements And Exhibits

(2)Exhibits. The following exhibits are filed as part of this Registration Statement:

(a)(1) Certificate of Amendment to the Certificate of Trust of the Registrant. Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on N-2 (File No. 333-268093), filed on November 1, 2022.

(a)(2) Fourth Amended and Restated Agreement and Declaration of Trust of the Registration. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on June 30, 2025.

(b)(1) Second Amended and Restated Bylaws of the Registrant. Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on June 30, 2025.

(c)Not Applicable.

(d)Form of Subscription Agreement. Incorporated herein by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10 - K, filed on March 18, 2026.

(e)Form of Distribution Reinvestment Plan. Incorporated herein by reference to the corresponding exhibit of the Registrant’s

Registration Statement on N-2 (File No. 333-268093), filed on November 1, 2022.

(f)Not Applicable.

(g)(1) Third Amended and Restated Management Agreement between PGIM Private Credit Fund and PGIM Investments LLC, dated July 11, 2025. Incorporated herein by reference to Exhibit 10.2 of the Registrants Quarterly Report on Form 10-Q, filed on August 13, 2025.

(g)(2) Second Amended and Restated Subadvisory Agreement between PGIM Investments LLC and PGIM, Inc., dated November 15, 2024. Incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on December 19, 2024.

(g)(3) Sub-Subadvisory Agreement between PGIM, Inc., on behalf of PGIM Private Capital and Deerpath Capital Management, LP, dated April 24, 2025. Incorporated herein by reference to the corresponding exhibit of the Registrant's Registration Statement on Form N-2, filed on April 30, 2025.

(h)(1) Amended and Restated Intermediary Manager Agreement between PGIM Private Credit Fund and Prudential Investment Management Services, LLC, dated November 1, 2024. Incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed on November 12, 2024.

(h)(2) Form of Selected Intermediary Agreement. Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on N-2 (File No. 333-268093), filed on November 10, 2022.

(h)(3) Distribution and Service Plan, dated June 20, 2023. Incorporated herein by reference to Exhibit 10.8 of the Registrant’s Quar terly Report on Form 10-Q, filed on August 11, 2023.

(i)Not Applicable.

(j)Custodian Agreement between PGIM Private Credit Fund and State Street Bank and Trust Company, dated October 28, 2022.

Incorporated herein by reference to Exhibit 10.15 of the Registrant’s Annual Report on Form 10-K, filed on March 25, 2024.

(k)(1) Administration Agreement between PGIM Private Credit Fund and State Street Bank and Trust Company, dated November 7, 2022. Incorporated herein by reference to Exhibit 10.16 of the Registrant’s Annual Report on Form 10-K, filed on March 25, 2024.

(k)(2) Transfer Agency and Service Agreement between PGIM Private Credit Fund and Prudential Mutual Fund Services LLC, dated April 3, 2023. Incorporated herein by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.

(k)(3)	Multi-Class Plan, dated June 20, 2023. Incorporated herein by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on
Form 10-Q, filed on August 11, 2023.
(k)(4)	Expense Limitation and Reimbursement Agreement between PGIM Private Credit Fund and PGIM Investments LLC, dated May
5, 2023. Incorporated herein by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11,
2023.
(k)(5)	Management Fee Waiver Letter between PGIM Private Credit Fund and PGIM Investments LLC, dated December 13, 2024.
Incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed on December 19, 2024.
(k)(6)	Subadvisory Fee Waiver Letter between PGIM Investments LLC and PGIM, Inc., dated December 13, 2024. Incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed on December 19, 2024.
(k)(7)(i)	Senior Secured Revolving Credit Agreement, dated as of October 30, 2023, by and among PGIM Private Credit Fund and
Sumitomo Mitsui Banking Corporation as administrative agent, collateral agent, syndication agent, lead arranger and joint book runner. Incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on November 1,
2023.
(k)(7)(ii)	Response to Notice of Commitment Increase Request, dated January 17, 2025, by and among the PGIM Private Credit Fund and
Natixis, New York Branch. Incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 23, 2025.
(k)(8)	Form of Promissory Note (Class S), by and among PGIM Private Credit Fund and the purchasers party thereto. Incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on December 30, 2025.
(k)(9)	Form of Promissory Note (Class D), by and among PGIM Private Credit Fund and the purchasers party thereto. Incorporated herein by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed on December 30, 2025.

(l)Opinion of Morris, Nichols, Arsht & Tunnell LLP. Incorporated herein by reference to the corresponding exhibit of the Registrant's Registration Statement on Form N-2, filed on April 30, 2025.

(m)Not Applicable.

(n)Consent of Independent Registered Public Accounting Firm. Filed herewith.

(o)Not Applicable.

(p)Not Applicable.

(q)Not Applicable.

(r)(1) Code of Ethics of the Fund. Incorporated herein by reference to the PGIM Private Credit Fund Registration Statement on Form N- 2 (File No. 333-268093), filed on April 30, 2024.

(r)(2) Code of Ethics of the Manager. Incorporated by reference to the PGIM Credit Income Fund Registration Statement on Form N-2 filed via EDGAR on March 27, 2025 (File No. 333-274044).

(r)(3) Code of Ethics of PGIM, Inc. Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on N-2 (File No. 333-268093), filed on April 30, 2024.

(r)(4) Code of Ethics of Deerpath Capital Management, LP. Incorporated herein by reference to the corresponding exhibit of the Registrant's Registration Statement on Form N-2, filed on April 30, 2025.

(s)Filing Fee Exhibit. Incorporated herein by reference to the corresponding exhibit of the Registrant's Registration Statement on Form N-2, filed on April 30, 2025.

(t)Power of Attorney. Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on N- 2 (File No. 333-268093), filed on March 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey on the 25th day of March, 2026.

PGIM PRIVATE CREDIT FUND

By:	/s/ Stuart S. Parker*
Name:	Stuart S. Parker
Title:	President and Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacity and on the date indicated.

Signature	Title	Date
/s/ Morris L. McNair, III*	Trustee	March 25, 2026
Morris L. McNair, III
/s/ Mary Lee Schneider*	Trustee	March 25, 2026
Mary Lee Schneider
/s/ Thomas M. Turpin*	Chairperson and Trustee	March 25, 2026
Thomas M. Turpin
/s/ Scott Benjamin*	Trustee and Vice President	March 25, 2026
Scott Benjamin
/s/ Stuart S. Parker*	President and Principal Executive Officer	March 25, 2026
Stuart S. Parker
Chief Financial Officer
/s/ Christian J. Kelly*	(Principal Financial Officer)	March 25, 2026
Christian J. Kelly
/s/ Elyse McLaughlin*	Treasurer and Principal Accounting Officer	March 25, 2026
Elyse McLaughlin
*By: /s/ George Hoyt
George Hoyt
As Agent or Attorney-in-Fact
March 25, 2026

The original powers of attorney authorizing Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Patrick McGuinness, Debra Rubano, George Hoyt and Devan Goolsby to execute the Registration Statement, and any amendments thereto, for the trustees and officers of the Registrant on whose behalf this registration statement is filed, have been executed and are incorporated by reference herein to Item 25, Exhibit (t).